Exhibit 10.22

[Letterhead of Penthouse Media Group, Inc.]

November 9, 2007

VIA FACSIMILE AND E-MAIL

URGENT REPLY REQUESTED

Mr. Barry W. Florescue

Florescue Family Corporation

50 E. Sample Road, Suite 400

Pompano Beach, FL  33064

Dear Mr. Florescue:

Re:

Penthouse Media Group Inc. (“PMGI”) Series B Offering

I write to update you concerning the PMGI Series B Convertible Preferred Offering (the “Offering”). You will recall that in connection with the Offering, you deposited your purchase money funds with Moses & Singer LLP, as escrow agent, pursuant to that certain Securities Purchase Agreement and Escrow Agreement, PMGI now intends to complete the Offering by drawing funds from the escrow, causing the Series B shares to be issued to you, and causing any overpayment remaining from your purchase money funds to be refunded to you.

Because the Securities Purchase Agreement and Escrow Agreement originally contemplated that the escrow account would liquidate and close by September 30, 2007, the escrow agent has asked for your written confirmation that you consent to the escrow agent releasing to PMGI the entire amount of funds or portion thereof to be applied to your purchase of Series B Convertible Preferred shares.

Please also confirm that you consent to PMGI amending the Securities Purchase Agreement and the Escrow Agreement as reasonably necessary to permit PMGI to complete, and you to participate, in the Offering, including without limitation

•

extending the September 30, 2007 deadline set forth in the Securities Purchase Agreement (Sections 2.2 and 2.3) and the Escrow Agreement (the first WHEREAS clause, and Section 3.1(b)) to November 30, 2007; and

•

extending the October 1, 2007 date set forth in the Escrow Agreement (Section 3.1(d)) to December 1, 2007.

Finally, please confirm that you hereby waive the Securities Purchase Agreement Section 5.1(e) closing condition (i.e., that “the Company shall have delivered the stock certificates to the Escrow Agent in accordance with Section 2.2”), and acknowledge that PMGI will issue the stock certificates in due course, but not later than December 15, 2007.

Please indicate your consent to all of the foregoing points by signing and dating a copy of this letter and returning it to me via facsimile or e-mail.

Please call me if you have any questions.

Cordially,

PENTHOUSE MEDIA GROUP INC.

/s/ Joshua R. Bressler

Joshua R. Bressler

General Counsel

ACKNOWLEDGED AND AGREED

FLORESCUE FAMILY CORPORATION

By  /s/ Barry Florescue

Barry Florescue

Its: President